Exhibit 4.1

CBS Radio Inc. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE SEE REVERSE SIDE FOR CERTAIN DEFINITIONS THIS CERTIFIES THAT SPECIMEN is the owner of FULLY PAID AND NON-ASSESSABLE COMMON SHARES, $0.01 PAR VALUE, OF CBS RADIO INC. transferable on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned COMMON and registered by the Transfer Agent and Registrar. IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by facsimile signatures of its duly authorized officers. Dated: TITLE TITLE COUNTERSIGNED AND REGISTERED: WELLS FARGO BANK, N A. . BY TRANSFER AGENT AND REGISTRAR AUTHORIZED SIGNATURE